EXHIBIT 5.1

PROCOPIO 12544 High Bluff Drive Suite 300 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398 www.procopio.com

August 24, 2017

Axim Biotechnologies, Inc.

45 Rockefeller Plaza, 20th Floor, Suite 83

New York, NY 10111

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Axim Biotechnologies, Inc., a Nevada corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of up to 12,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Securities”) to be offered on an immediate, continuous or delayed basis by the Company pursuant to provisions of Rule 415 under the Act.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issue of the Securities.

As special counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and the other matters set forth herein, we are of the opinion that when (A) the Board of Directors of the Company (the “Board”) has taken all necessary corporate action in conformity with the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, to approve the issuance of the Securities, the terms of the offering thereof and related matters, and (B) such Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement against payment therefor as provided therein (which shall not be less than par value of the Securities), such Securities will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the laws of the State of Nevada, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP